Exhibit.10.15

BOARD OF DIRECTORS AGREEMENT

This Board of Directors Agreement (“Agreement”) made effective as of ______________, 202_, by and between Knightscope, Inc. 1070 Terra Bella Ave, Mountain View, CA 94043 (the “Company”) and         _____________________, …..(address)….(“Director”).

I.       Services Provided

The Director agrees, subject to the Director's continued status as a director, to serve on the Company’s Board of Directors (the “Board”) and to provide those services required of a director under the Company’s Certificate of Incorporation and Bylaws, as both may be amended from time to time (“Articles and Bylaws”) and under the Delaware General Corporation Law, the federal securities laws and other state and federal laws and regulations, as applicable, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) and any stock exchange or quotation system on which the Company’s securities may be traded from time to time. Director will also serve on such one or more committees of the Board as he or she and the Board shall mutually agree.

II.       Nature of Relationship

The Director is an independent contractor and will not be deemed as an employee of the Company for any purposes by virtue of this Agreement. The Director shall be solely responsible for the payment or withholding of all federal, state, or local income taxes, social security taxes, unemployment taxes, and any and all other taxes relating to the compensation he or she earns under this Agreement. The Director shall not, in her capacity as a director of the Company, enter into any agreement or incur any obligations on the Company’s behalf, without appropriate Board action.

The Company will supply, at no cost to the Director: periodic briefings on the business, director packages for each board and committee meeting, copies of minutes of meetings and any other materials that are required under the Company’s Articles and Bylaws or the charter of any committee of the Board on which the Director serves and any other materials which may, by mutual agreement, be necessary for performing the services requested under this Agreement.

III.     Compensation

A.  Cash Fee

The Company shall pay the Director, if the Company does not otherwise compensate the Director as an officer or employee, a non-refundable fee of $60,000.00 per annum ($70,000.00 per annum if the Director serves as chairperson of any Board committee) to be paid in four quarterly installments in consideration for the Director providing the services described in Section I.  This cash fee may be revised by action of the Board from time to time. Such revision shall be effective as of the date specified in the resolution for payments not yet earned and need not be documented by an amendment to this Agreement to be effective. In addition, if the non-employee Director serves as the chairperson of any standing committee of the Board, he or she may be entitled to additional cash compensation as decided by the Board (or the compensation committee thereof) in its sole discretion.

B.  Additional Payments

To the extent services described in Section I require out-of-town trips, the monthly compensation of subparagraph A, above shall be deemed inclusive of such additional travel time. This rate may be revised by action of the Board from time to time for payments not yet earned. Such revision shall be effective as of the date specified in the resolution and need not be documented by an amendment to this Agreement to be effective.

C.  Payment

Cash fees will be paid within five (5) business days following the end of each fiscal quarter during which Director serves as a director on the Board.  No invoices need be submitted by the Director for payment of the cash fee. Invoices for out-of-pocket fees and expenses under subparagraph B of this Section III above shall be submitted by the Director. Such invoices must be approved by the Company’s Chief Executive Officer or Chief Financial Officer as to reasonableness, form and completeness.

D.  Expenses

During the term of this Agreement, the Company will reimburse the Director for reasonable business-related expenses approved by the Company in advance, on a cost-only basis, without markup, such approval not to be unreasonably withheld. Invoices for expenses, with receipts attached, shall be submitted. Such invoices must be approved by the Company’s Chief Executive Officer or Chief Financial Officer as to reasonableness, form and completeness.

E.  Equity Compensation

For her services as a Director of the Company, the Director shall receive upon Board approval an equity award in the form of non-statutory stock options for 40,000 shares of the Company’s Class A Common Stock that will cliff vest upon the one-year anniversary of the effective date of this Agreement.  Director shall also be eligible to receive awards under the Company’s equity incentive plans as may from time to time be determined by the Board or the administrator of such plan in its sole discretion.

IV.      Indemnification and Insurance

The Company will execute an indemnification agreement in favor of the Director substantially in the form of the agreement attached hereto as Exhibit A (the “Indemnification Agreement”).

 V.       Term of Agreement and Amendments

This Agreement shall be in effect from the effective date hereof through the last date of the Director’s service as a director on the Board. Any amendment to this Agreement must be approved by the Board. Amendments to Section III “Compensation” hereof do not require the Director’s consent to be effective.

VI.      Termination

This Agreement shall automatically terminate upon the death of the Director or upon her resignation or removal from, or failure to win election or reelection to, the Board. In the event of expiration or termination of this Agreement the Company’s and the Director’s continuing obligations hereunder in the event of expiration or termination of this Agreement shall be subject to the terms of Section XIII hereof.

VII.   Confidentiality and Use of Director Information

The Director explicitly consents to the Company holding and processing both electronically and manually the information that he or she provides to the Company or the data that the Company collects which relates to the Director for the purpose of the administration, management and compliance purposes, including but not limited to the Company’s disclosure of any and all information provided by the Director in the Company’s proxy statements, annual reports or other securities filings or reports pursuant to federal or state securities laws or regulations or the rules and regulations of any exchange on which the Company’s equity securities trade, and the Director agrees to promptly notify the Company of any misstatement of a material fact regarding the Director, and of the omission of any material fact necessary to make the statements contained in such documents regarding the Director not misleading.

VIII. Resolution of Dispute

Any dispute regarding this Agreement (including without limitation its validity, interpretation, performance, enforcement, termination and damages) shall be determined in accordance with the laws of the State of California, the United States of America. Any action under this paragraph shall not preclude any party hereto from seeking injunctive or other legal relief to which each party may be entitled.

IX.    Entire Agreement

This Agreement (including agreements executed in substantially the form of the exhibits attached hereto) supersedes all prior or contemporaneous written or oral understandings or agreements, and, except as otherwise set forth herein, may not be added to, modified, or waived, in whole or in part, except by a writing signed by the party against whom such addition, modification or waiver is sought to be asserted.

X.     Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

XI.    Notices

Any and all notices, requests and other communications required or permitted hereunder shall be in writing, registered mail or by facsimile, to each of the parties at the addresses set forth above. Any such notice shall be deemed given when received and notice given by registered mail shall be considered to have been given on the tenth (10th) day after having been sent in the manner provided for above.

XII.  Survival of Obligations

Notwithstanding the expiration or termination of this Agreement, neither party hereto shall be released hereunder from any liability or obligation to the other which has already accrued as of the time of such expiration or termination (including, without limitation, the Director’s obligations under the Proprietary Information Agreement, attached hereto as Exhibit B and incorporated herein by reference, the Company’s obligation to make any fees and expense payments required pursuant to Section III due up to the date of the expiration or termination, and the Company’s indemnification and insurance obligations set forth in Section IV hereof) or which thereafter might accrue in respect of any act or omission of such party prior to such expiration or termination.

XIII.  Attorneys’ Fees

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of a dispute, breach or default in connection with any of the provisions hereof, the successful or substantially prevailing party (including a party successful or substantially prevailing in defense) shall be entitled to recover its actual attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

XIV.   Severability

Any provision of this Agreement which is determined to be invalid or unenforceable shall not affect the remainder of this Agreement, which shall remain in effect as though the invalid or unenforceable provision had not been included herein, unless the removal of the invalid or unenforceable provision would substantially defeat the intent, purpose or spirit of this Agreement.

XV.   Counterparts

This Agreement may be executed in any number of counterparts, and by different parties on separate counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

KNIGHTSCOPE, INC.	DIRECTOR

By:	By:

EXHIBIT A

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”), made and entered into as of ______________________ 202_, by and between KNIGHTSCOPE, INC., a Delaware corporation (the “Corporation”), and ____________________ (“Director”).

W I T N E S S E T H:

WHEREAS, it is essential to the Corporation to retain and attract as directors the most capable persons available;

WHEREAS, Director is a director of the Corporation;

WHEREAS, both the Corporation and Director recognize the risk of litigation and other claims being asserted against directors of public companies; and

WHEREAS, in recognition of Director’s need for substantial protection against personal liability in order to maintain continued service to the Corporation in an effective manner and to provide Director with specific contractual assurance that the protection will be available to Director, the Corporation desires to provide in this Agreement for the indemnification of and the advancement of expenses to Director to the full extent permitted by law, as set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual agreements contained herein, including Director’s continued service to the Corporation, the Corporation and Director hereby agree as follows:

Section 1.  DEFINITIONS. The following terms, as used herein, shall have the following respective meanings:

“Change In Control” means a change in control of the Corporation after the date of this Agreement in any one of the following circumstances: (a) there shall have occurred an event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; (b) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (an “Acquiring Person”) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding voting securities (a “Share Acquisition”); (c) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors;

“Expenses” shall include reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding.

“Independent Counsel” means a law firm, or member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the five years previous to her selection or appointment has been, retained to represent:

(a)	the Corporation or Director in any matter material to either such party,

(b)	any other party to the Proceeding giving rise to a claim for indemnification hereunder or

(c)	the beneficial owners, directly or indirectly, of securities of the Corporation representing 5% or more of the combined voting power of the Corporation’s then outstanding voting securities.

“Matter” is a claim, a material issue, or a substantial request for relief.

“Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, including without limitation one initiated by Director pursuant to Section 10 of this Agreement to enforce her rights under this Agreement.

Section 2. INDEMNIFICATION. The Corporation shall indemnify, and advance Expenses to, Director to the fullest extent permitted by applicable law in effect on the date of the effectiveness of this Agreement, and to such greater extent as applicable law may thereafter permit. The rights of Director provided under the preceding sentence shall include, but not be limited to, the right to be indemnified to the fullest extent permitted by Delaware law in Proceedings by or in the right of the Corporation and to the fullest extent permitted by Delaware law in all other Proceedings. To the fullest extent permitted by applicable law, such right to be indemnified shall survive and continue following the termination of Director’s service as a director of the Corporation, with respect to conduct and actions taken, and decisions made, by Director in her capacity as a director of the Corporation. The provisions set forth below in this Agreement are provided in furtherance, and not by way of limitation, of the obligations expressed in this Section 2.

Section 3. EXPENSES RELATED TO PROCEEDINGS. If Director is, by reason of her status as a director of the Corporation, a witness in or a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by her or on her behalf in connection therewith. If Director is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to any Matter in such Proceeding, the Corporation shall indemnify Director against all Expenses actually and reasonably incurred by her or on her behalf relating to each Matter. The termination of any Matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Matter.

Section 4. ADVANCEMENT OF EXPENSES. The Corporation shall pay or reimburse Director for the Expenses incurred by Director in advance of the final disposition of a Proceeding within ten days after Director requests such payment or reimbursement, to the fullest extent permitted by, and subject to compliance with, Delaware law.

Section 5. REQUEST FOR INDEMNIFICATION. To obtain indemnification Director shall submit to the Corporation a written request with such information as is reasonably available to Director. The Secretary of the Corporation shall promptly advise the Board of Directors of such request.

Section 6. DETERMINING ENTITLEMENT TO INDEMNIFICATION IF NO CHANGE IN CONTROL. If there has been no Change In Control at the time the request for Indemnification is sent, Director’s entitlement to indemnification shall be determined in accordance with Delaware law. If entitlement to indemnification is to be determined by Independent Counsel, the Corporation shall furnish notice to Director within ten days after receipt of the request for indemnification, specifying the identity and address of Independent Counsel. Director may, within 14 days after receipt of such written notice of selection, deliver to the Corporation a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and the objection shall set forth with particularity the factual basis of such assertion. If there is an objection to the selection of Independent Counsel, either the Corporation or Director may petition any court of competent jurisdiction for a determination that the objection is without a reasonable basis and/or for the appointment of Independent Counsel selected by the court.

Section 7. DETERMINING ENTITLEMENT TO INDEMNIFICATION IF CHANGE IN CONTROL. If there has been a Change In Control at the time the request for indemnification is sent, Director’s entitlement to indemnification shall be determined in a written opinion by Independent Counsel selected by Director. Director shall give the Corporation written notice advising of the identity and address of the Independent Counsel so selected. The Corporation may, within seven days after receipt of such written notice of selection, deliver to Director a written objection to such selection. Director may, within five days after the receipt of such objection from the Corporation, submit the name of another Independent Counsel and the Corporation may, within seven days after receipt of such written notice of selection, deliver to Director a written objection to such selection. Any objection is subject to the limitations in Section 6 of this Agreement. Director may petition any court of competent jurisdiction for a determination that the Corporation’s objection to the first and/or second selection of Independent Counsel is without a reasonable basis and/or for the appointment as Independent Counsel of a person selected by the court.

Section 8. PROCEDURES OF INDEPENDENT COUNSEL. If there has been a Change In Control before the time the request for indemnification is sent by Director, Director shall be presumed (except as otherwise expressly provided in this Agreement) to be entitled to indemnification upon submission of a request for indemnification in accordance with Section 5 of this Agreement, and thereafter the Corporation shall have the burden of proof to overcome the presumption in reaching a determination contrary to the presumption. The presumption shall be used by Independent Counsel as a basis for a determination of entitlement to indemnification unless the Corporation provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of Independent Counsel convinces him or her by clear and convincing evidence that the presumption should not apply.

Except in the event that the determination of entitlement to indemnification is to be made by Independent Counsel, if the person or persons empowered under Section 6 or 7 of this Agreement to determine entitlement to indemnification shall not have made and furnished to Director in writing a determination within 60 days after receipt by the Corporation of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Director shall be entitled to such indemnification unless Director knowingly misrepresented a material fact in connection with the request for indemnification or such indemnification is prohibited by law. The termination of any Proceeding or of any Matter therein, by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Director to indemnification or create a presumption that (a) Director did not act in good faith and in a manner that he reasonably believed, in the case of conduct in her official capacity as a director of the Corporation, to be in the best interests of the Corporation or in all other cases that her conduct was at least not opposed to the Corporation’s best interests, or (b) with respect to any criminal Proceeding, that Director had reasonable cause to believe that her conduct was unlawful.

Section 9. EXPENSES OF INDEPENDENT COUNSEL. The Corporation shall pay any and all reasonable fees and expenses of Independent Counsel incurred acting pursuant to this Agreement and in any proceeding to which it is a party or witness in respect of its investigation and written report and shall pay all reasonable fees and expenses incident to the procedures in which such Independent Counsel was selected or appointed. No Independent Counsel may serve if a timely objection has been made to his or her selection until a court has determined that such objection is without a reasonable basis.

Section 10. TRIAL DE NOVO. In the event that (a) a determination is made pursuant to Section 6 or 7 of this Agreement that Director is not entitled to indemnification under this Agreement, (b) advancement of Expenses is not timely made pursuant to Section 4 of this Agreement, (c) Independent Counsel has not made and delivered a written opinion determining the request for indemnification (i) within 90 days after being appointed by a court, (ii) within 90 days after objections to his or her selection have been overruled by a court or (iii) within 90 days after the time for the Corporation or Director to object to his or her selection or (d) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 6, 7 or 8 of this Agreement, Director shall be entitled to an adjudication in any court of competent jurisdiction of her entitlement to such indemnification or advancement of Expenses. In the event that a determination shall have been made that Director is not entitled to indemnification, any judicial proceeding (including any arbitration) commenced pursuant to this Section 10 shall be conducted in all respects as a DE NOVO trial on the merits, and Director shall not be prejudiced by reasons of that adverse determination. If a Change In Control shall have occurred, in any judicial proceeding commenced pursuant to this Section 10, the Corporation shall have the burden of proving that Director is not entitled to indemnification or advancement of Expenses, as the case may be. If a determination shall have been made or deemed to have been made that Director is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 10, or otherwise, unless Director knowingly misrepresented a material fact in connection with the request for indemnification, or such indemnification is prohibited by law.

The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 10 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Corporation is bound by all provisions of this Agreement. In the event that Director, pursuant to this Section 10, seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, this Agreement, Director shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication, but only if he prevails therein. If it shall be determined in such judicial adjudication that Director is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by Director in connection with such judicial adjudication shall nevertheless be paid by the Corporation.

Section 11. NON-EXCLUSIVITY. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Director may at any time be entitled under applicable law, the Certificate of Incorporation, Bylaws, a vote of stockholders, a resolution of the Board of Directors or otherwise. No amendment or modification of this Agreement or any provision hereof shall be effective as to Director for acts, events and circumstances that occurred, in whole or in part, before such amendment or modification. The provisions of this Agreement shall continue as to Director notwithstanding any termination of his status as a director of the Corporation and shall inure to the benefit of his heirs, executors and administrators.

Section 12. INSURANCE AND SUBROGATION. To the extent the Corporation maintains an insurance policy or policies providing liability insurance for directors or officers of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Corporation, Director shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of coverage available for any such director or officer under such policy or policies.

In the event of any payment hereunder, the Corporation shall be subrogated to the extent of such payment to all the rights of recovery of Director, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if, and to the extent that, Director has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 13. SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 14. CIRCUMSTANCES WHEN DIRECTOR IS NOT ENTITLED TO INDEMNIFICATION. Director shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding, or any Matter therein, brought or made by Director against the Corporation, other than a Proceeding, or Matter therein, brought by Director to enforce his rights under this Agreement and in which Director is successful, in whole or in part.

Section 15. NOTICES. Any communication required or permitted to the Corporation shall be addressed to the Secretary of the Corporation and any such communication to Director shall be given in writing by depositing the same in the United States mail, with postage thereon prepaid, addressed to the person to whom such notice is directed at the address of such person on the records of the Corporation, and such notice shall be deemed given at the time when the same shall be so deposited in the United States mail.

Section 16. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Section 17. CONSENT TO JURISDICTION. THE CORPORATION AND DIRECTOR EACH HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE (THE “DELAWARE COURTS”) FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING WHICH ARISES OUT OF OR RELATES TO THIS AGREEMENT AND AGREE THAT ANY ACTION INSTITUTED UNDER THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE DELAWARE COURTS.

Section 18. AMENDMENT. No amendment, modification, termination or cancellation of this Agreement shall be effective unless made in a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the Corporation and Director have executed this Agreement as of the day and year first above written.

KNIGHTSCOPE, INC.	DIRECTOR

By:	By:

EXHIBIT B

 DIRECTOR PROPRIETARY INFORMATION AGREEMENT

THIS DIRECTOR PROPRIETARY INFORMATION AGREEMENT (the “Agreement”) is made effective as of _____________________ 202_, by and between Knightscope, Inc., a Delaware corporation (“Knightscope”), and _____________________ (the “Director”).

WHEREAS, the Director has agreed to serve on the Board of Directors of Knightscope (the “Board”); and

WHEREAS, the parties desire to assure the confidential status of the information which may be disclosed by Knightscope to the Director in connection with the Director serving on the Board.

NOW THEREFORE, in reliance upon and in consideration of the following undertaking, the parties agree as follows:

1.

Subject to the limitations set forth in Paragraph 2, all information disclosed by or on behalf of Knightscope to the Director, or which Director learns in connection with her services as a director on the Board, shall be deemed to be “Proprietary Information.” Proprietary Information shall be deemed to include any information, process, technique, algorithm, program, design, drawing, formula or test data relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to Knightscope, any of its affiliates or subsidiaries, present or future products, sales, suppliers, customers, employees, investors, business or business plans of Knightscope or any of its affiliates or subsidiaries, whether or oral, written, graphic or electronic form.

2.

The term “Proprietary Information” shall not be deemed to include the following information: (i) information which is now, or hereafter becomes, through no breach of this Agreement on the part of the Director, generally known or available to the public; (ii) is known by the Director at the time of receiving such information; (iii) is hereafter furnished to the Director by a third party, as a matter of right and without restriction on disclosure; or (iv) is the subject of a written permission to disclose provided by Knightscope.

3.

The Director shall maintain in trust and confidence and not disclose to any third party or use for any unauthorized purpose any Proprietary Information received from or on behalf of Knightscope or which Director learns in connection with her services as a director on the Board. The Director may use such Proprietary Information only to the extent required to accomplish the purposes of her position at Knightscope. The Director shall not use Proprietary Information for any purpose or in any manner which would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. No other rights or licenses to trademarks, inventions, copyrights, or patents are implied or granted under this Agreement.

4.	Proprietary Information supplied shall not be reproduced in any form except as required to accomplish the intent of this Agreement.

5.

The Director represents, warrants and covenants that she shall protect the Proprietary Information received with at least the same degree of care used to protect her own, or that a reasonable person would use to protect their own, Proprietary Information from unauthorized use or disclosure.

6.

All Proprietary Information (including all copies thereof) shall remain the property of Knightscope, and shall be returned to Knightscope (or destroyed) after the Director's need for it has expired, or upon request of Knightscope, and in any event, upon the expiration or termination of that certain Board of Directors Agreement, of even date herewith, between Knightscope and the Director (the “Director Agreement”).

7.	Notwithstanding any other provision of this Agreement, disclosure of Proprietary Information shall not be precluded if such disclosure:

a.	is in response to a valid order, including a subpoena, of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that to the extent reasonably feasible, the Director shall first have given Knightscope notice of the Director’s receipt of such order and Knightscope shall have had an opportunity to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purpose for which the order was issued;

b.	is otherwise required by law; or

c.	is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

8.

This Agreement shall continue in full force and effect during the term of the Director Agreement. This Agreement may be terminated at any time thereafter upon thirty (30) days written notice to the other party. The termination of this Agreement shall not relieve the Director of the obligations imposed by Paragraphs 3, 4, 5 and 11 of this Agreement with respect to Proprietary information disclosed prior to the effective date of such termination and the provisions of these Paragraphs shall survive the termination of this Agreement indefinitely with respect to Proprietary Information that constitutes “trade secrets” and for a period of ten (10) years from the date of such termination with respect to other Proprietary Information.

9.	This Agreement shall be governed by the laws of the State of California as those laws are applied to contracts entered into and to be performed entirely in California, by California residents.

10.

This Agreement contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

11.

Each party hereby acknowledges and agrees that in the event of any breach of this Agreement by the Director, including, without limitation, an actual or threatened disclosure of Proprietary Information without the prior express written consent of Knightscope, Knightscope will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, each party hereby agrees that Knightscope shall be entitled to specific performance of the Director's obligations under this Agreement, as well as such further injunctive relief as may be granted by a court of competent jurisdiction.

KNIGHTSCOPE, INC.	DIRECTOR

By:	By: